Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
Terumo Heart, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-118274, No. 333-97783, No. 333-72128, No. 333-61136, No. 333-32684, No. 333-182843, No. 333-176422, No. 333-167287, No. 333-158860, No. 333-151102, No. 333-150527, No. 333-135047, No. 333-106238, No. 333-90768, No. 333-80807, No. 333-56212, No. 333-32223, No. 333-11883, No. 33-35549, No. 33-72502, No. 2-97542, No. 2-78926, and No. 2-78925) on Forms S-3 and S-8 of  Thoratec Corporation of our report dated August 23, 2013, with respect to the statements of net assets sold of  the Terumo Heart, Inc. (DuraHeart II Product Line) as of March 31, 2012 and 2013 and the related statements of direct revenues and direct expenses for the years then ended, which report appears in the Form 8-K/A of Thoratec Corporation dated September 5, 2013.

/s/ KPMG LLP

Detroit, Michigan

September 5, 2013